UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Rule 13e-4)

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

VMware, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to Purchase Class A Common Stock, $0.01 Par Value Per Share

(Title of Class of Securities)

928563402*

(CUSIP Number of Class of Securities)

Rashmi Garde, Esq.

Vice President and General Counsel

VMware, Inc.

3401 Hillview Avenue

Palo Alto, CA 94304

(650) 427-5000

(Name, Address and Telephone Number of Person Authorized to

Receive Notices and Communications On Behalf of Filing Person)

Copies to:

Sharon Hendricks, Esq. Heller Ehrman LLP 275 Middlefield Road Menlo Park, CA 94025 (650) 324-7000	David R. Wilson, Esq. Heller Ehrman LLP 701 Fifth Avenue, Suite 6100 Seattle, WA 98104 (206) 447-0900

CALCULATION OF REGISTRATION FEE

Transaction Valuation**	Amount of Filing Fee***
$17,386,311	$683.28

*	Refers to Class A common stock underlying the options.
**	Estimated solely for purposes of calculating the amount of the filing fee. The calculation of the Transaction Valuation assumes that all options to purchase shares of the issuer’s Class A common stock that may be eligible for exchange in the offer will be tendered pursuant to this offer. These options cover an aggregate of 4,310,525 shares of the issuer’s Class A common stock and have an aggregate value of $17,386,311 as of August 5, 2008, calculated based on a Black-Scholes option pricing model.
***	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $39.30 per $1,000,000 of the aggregate amount of the Transaction Valuation (or .00003930 of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: Not applicable.

Form or Registration No.: Not applicable.

Filing Party: Not applicable.

Date Filed: Not applicable.

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

Item 1.	Summary Term Sheet.

The information set forth under “Summary Term Sheet—Questions and Answers” in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated August 11, 2008 (the “Exchange Offer”), attached hereto as Exhibit (a)(1)(A), is incorporated herein by reference.

Item 2.	Subject Company Information.

(a) Name and Address. The issuer is VMware, Inc., a Delaware corporation (the “Company” or “us”). The Company’s principal executive offices are located at 3401 Hillview Avenue, Palo Alto, CA 94304 and the telephone number of its principal executive offices is (650) 427-5000.

(b) Securities. This Tender Offer Statement on Schedule TO relates to an offer by the Company to certain employees, subject to specified conditions, to exchange some or all of their outstanding options granted under the Company’s 2007 Equity and Incentive Plan (the “Plan”) to purchase shares of the Company’s Class A common stock, par value $0.01 per share. An option will be eligible for exchange if it is held by an Eligible Optionholder (defined below) and was granted at any time between September 1, 2007 and August 1, 2008 under the Plan (the “Eligible Options”). Employees tendering Eligible Options will receive in exchange new options (“New Options”) to be granted under the Plan. This offer is being made upon the terms and subject to the conditions set forth in the Exchange Offer and in the related accompanying Election Form, attached hereto as Exhibit (a)(1)(D). As of July 31, 2008, there were outstanding Eligible Options to purchase an aggregate of 4,310,525 shares of the Company’s Class A common stock.

The Exchange Offer is being made to all employees of the Company who are employed by the Company in the United States on the date hereof, who continue to be employed by the Company in the United States on the expiration date of the Exchange Offer and who hold one or more Eligible Options (such employees, “Eligible Optionholders”), although only those Eligible Optionholders who continue to be employed by us in the United States through the grant date of the New Options will be granted New Options. The grant date of the New Options will be the trading day immediately following the expiration date of the Exchange Offer. Each of the following categories of the Company’s service providers are specifically excluded from participating in the Exchange Offer: executive officers, members of the Company’s Board of Directors, employees employed in countries outside of the United States and all consultants, former employees and retirees. In addition, persons whose employment terminates prior to the expiration date of the Exchange Offer or the grant date for the New Options will not be eligible to receive New Options.

The information set forth in the Exchange Offer under “Summary Term Sheet—Questions and Answers,” Section 1 (“Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer”), Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”), Section 7 (“Price Range of Our Class A Common Stock”) and Section 8 (“Source and Amount of Consideration; Terms of New Options”) is incorporated herein by reference.

(c) Trading Market and Price. The information set forth in the Exchange Offer under Section 7 (“Price Range of Our Class A Common Stock”) is incorporated herein by reference.

Item 3.	Identity and Background of Filing Person.

The information set forth under Item 2(a) above and in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference. The Company is both the filing person and the subject company.

Item 4.	Terms of the Transaction.

(a) Material Terms. The information set forth in the Exchange Offer under “Summary Term Sheet—Questions and Answers” Section 1 (“Eligible Options; Eligible Optionholders; Expiration Date of This Exchange Offer”), Section 3 (“Procedures for Tendering Eligible Options”), Section 4 (“Withdrawal Rights”), Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”), Section 6 (“Conditions of This Exchange Offer”), Section 8 (“Source and Amount of Consideration; Terms of New Options”), Section 9 (“Information Concerning Us; Financial Information”); Section 11 (“Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer”), Section 12 (“Legal Matters; Regulatory Approvals”), Section 13 (“Material United States Tax Consequences”), and Section 14 (“Extension of Exchange Offer; Termination; Amendment”) is incorporated herein by reference.

(b) Purchases. No executive officer, director or other affiliate of the Company will be eligible to participate in the Exchange Offer.

Item 5.	Past Contacts, Transactions, Negotiations and Agreements.

(a) Agreements Involving the Subject Company’s Securities. The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference. The Plan and other agreements included with the Exchange Offer and attached hereto as Exhibits (d)(1)–(d)(18) also contain information regarding the subject company.

Item 6.	Purposes of the Transaction and Plans or Proposals.

(a) Purposes. The information set forth in the Exchange Offer under Section 2 (“Purpose of This Exchange Offer”) is incorporated herein by reference.

(b) Use of Securities Acquired. The information set forth in the Exchange Offer under Section 5 (“Acceptance of Eligible Options for Exchange; Issuance of New Options”) and Section 11 (“Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer”) is incorporated herein by reference.

(c) Plans. The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

Item 7.	Source and Amount of Funds or Other Consideration.

(a) Source of Funds. The information set forth in the Exchange Offer under Section 8 (“Source and Amount of Consideration; Terms of New Options”) and Section 15 (“Fees and Expenses”) is incorporated herein by reference.

(b) Conditions. The information set forth in the Exchange Offer under Section 6 (“Conditions of This Exchange Offer”) is incorporated herein by reference.

(d) Borrowed Funds. Not applicable.

Item 8.	Interest in Securities of the Subject Company.

(a) Securities Ownership. The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

(b) Securities Transactions. The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

Item 9.	Persons/Assets, Retained, Employed, Compensated or Used.

Not applicable.

Item 10.	Financial Statements.

(a) Financial Information. The information set forth in Item 8 (“Financial Statements and Supplementary Data”) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007; Part I, Item 1 (“Financial Statements”) of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008; Part I, Item 1 (“Financial Statements”) of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 and the financial information contained in the Exchange Offer under Section 9 (“Information Concerning Us; Financial Information”) and Section 16 (“Additional Information”) is incorporated herein by reference.

(b) Pro Forma Information. Not applicable.

Item 11.	Additional Information.

(a) Agreements, Regulatory Requirements and Legal Proceedings.

(1) The information set forth in the Exchange Offer under Section 10 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”) is incorporated herein by reference.

(2) The information set forth in the Exchange Offer under Section 12 (“Legal Matters; Regulatory Approvals”) is incorporated herein by reference.

(3) Not applicable.

(4) Not applicable.

(5) Not applicable.

(b) Other Material Information. Not applicable.

Item 12.	Exhibits.

Exhibit No.	Description
(a)(1)(A)	Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated August 11, 2008

(a)(1)(B)	Form of E-Mail Announcement of Exchange Offer dated August 11, 2008

(a)(1)(C)	Highlights of the VMware, Inc. Exchange Offer

(a)(1)(D)	VMware, Inc. Exchange Offer Election Form

(a)(1)(E)	VMware, Inc. Notice of Withdrawal

(a)(1)(F)	Form of Communication to Optionholders Participating in the Exchange Offer Confirming Receipt of Election Form

(a)(1)(G)	Form of Communication to Optionholders Confirming Receipt of Notice of Withdrawal

(a)(1)(H)	Form of Confirmation Letter to Optionholders Participating in the Exchange Offer

(a)(1)(I)	Form of Communication to Optionholders Rejecting the Election Form under the Exchange Offer

(a)(1)(J)	Form of Communication to Optionholders Rejecting the Notice of Withdrawal under the Exchange Offer

(a)(1)(K)	Form of Reminder E-Mail to Holders of Eligible Options

(a)(1)(L)	UBS Availability: Schedule of Locations and Times

(a)(1)(M)	Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on February 29, 2008 (SEC File No. 001-33622) and incorporated herein by reference

(a)(1)(N)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission on May 9, 2008 (SEC File No. 001-33622) and incorporated herein by reference

(a)(1)(O)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed with the Securities and Exchange Commission on August 8, 2008 (SEC File No. 001-33622) and incorporated herein by reference

(b)	Not applicable

(d)(1)	2007 Equity and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-6 filed with the Securities and Exchange Commission on August 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(2)	Form of Option Agreement under the 2007 Equity and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-1 filed with the Securities and Exchange Commission on June 11, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(3)	Form of Early Exercise Option Agreement under the 2007 Equity and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-2 filed with the Securities and Exchange Commission on July 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(4)	Form of Restricted Stock Unit Agreement under the 2007 Equity and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-1 filed with the Securities and Exchange Commission on June 11, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(5)	Amended and Restated Certificate of Incorporation (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-2 filed with the Securities and Exchange Commission on July 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(6)	Amended and Restated Bylaws (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-2 filed with the Securities and Exchange Commission on July 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(7)	2007 Employee Stock Purchase Plan, as amended and restated December 10, 2007 (filed as an exhibit to the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008 (SEC File No. 001-33622) and incorporated herein by reference)

(d)(8)	EMC Corporation 2003 Stock Plan, as amended (filed as an exhibit to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission by EMC Corporation on March 11, 2005 (SEC File No. 033-03656) and incorporated herein by reference)

(d)(9)	Form of Stock Option Agreement under the EMC 2003 Stock Plan (filed as an exhibit to the quarterly report on Form 10-Q filed with the Securities and Exchange Commission by EMC Corporation on November 3, 2004 (SEC File No. 033-03656) and incorporated herein by reference)

(d)(10)	Form of Restricted Stock Agreement under the EMC 2003 Stock Plan (filed as an exhibit to the quarterly report on Form 10-Q filed with the Securities and Exchange Commission by EMC Corporation on November 3, 2004 (SEC File No. 033-03656) and incorporated herein by reference)

(d)(11)	Form of Master Transaction Agreement between VMware, Inc. and EMC Corporation (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-2 filed with the Securities and Exchange Commission on July 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(12)	Promissory Note between VMware, Inc. and EMC Corporation dated April 16, 2007 (filed as an exhibit to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 11, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(13)	Class A Common Stock Purchase Agreement between VMware, Inc. and Intel Capital dated July 9, 2007 (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-2 filed with the Securities and Exchange Commission on July 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(14)	Investor Rights Agreement between VMware, Inc. and Intel Capital dated July 9, 2007 (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-2 filed with the Securities and Exchange Commission on July 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(15)	Class A Common Stock Purchase Agreement among VMware, Inc., EMC Corporation and Cisco Systems, Inc. dated July 26, 2007 (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-4 filed with the Securities and Exchange Commission on July 27, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(16)	Investor Rights Agreement between VMware, Inc. and Cisco Systems, Inc. dated July 26, 2007 (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-4 filed with the Securities and Exchange Commission on July 27, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(17)	Letter Agreement between VMware, Inc. and Mark Peek dated June 13, 2007 (filed as an exhibit to the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008 (SEC File No. 001-33622) and incorporated herein by reference)

(d)(18)	Letter Agreement between VMware, Inc. and Dev R. (Richard) Sarwal dated November 29, 2007 (filed as an exhibit to the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008 (SEC File No. 001-33622) and incorporated herein by reference

(g)	Not applicable

(h)	Not applicable

Item 13.	Information Required by Schedule 13E-3.

Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

VMWARE, INC.

By:	/s/ Mark S. Peek
Name:	Mark S. Peek
Title:	Chief Financial Officer

Date: August 11, 2008

Index to Exhibits

Exhibit No.	Description
(a)(1)(A)	Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated August 11, 2008

(a)(1)(B)	Form of E-Mail Announcement of Exchange Offer dated August 11, 2008

(a)(1)(C)	Highlights of the VMware, Inc. Exchange Offer

(a)(1)(D)	VMware, Inc. Exchange Offer Election Form

(a)(1)(E)	VMware, Inc. Notice of Withdrawal

(a)(1)(F)	Form of Communication to Optionholders Participating in the Exchange Offer Confirming Receipt of Election Form

(a)(1)(G)	Form of Communication to Optionholders Confirming Receipt of Notice of Withdrawal

(a)(1)(H)	Form of Confirmation Letter to Optionholders Participating in the Exchange Offer

(a)(1)(I)	Form of Communication to Optionholders Rejecting the Election Form under the Exchange Offer

(a)(1)(J)	Form of Communication to Optionholders Rejecting the Notice of Withdrawal under the Exchange Offer

(a)(1)(K)	Form of Reminder E-Mail to Holders of Eligible Options

(a)(1)(L)	UBS Availability: Schedule of Locations and Times

(a)(1)(M)	Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on February 29, 2008 (SEC File No. 001-33622) and incorporated herein by reference

(a)(1)(N)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Securities and Exchange Commission on May 9, 2008 (SEC File No. 001-33622) and incorporated herein by reference

(a)(1)(O)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed with the Securities and Exchange Commission on August 8, 2008 (SEC File No. 001-33622) and incorporated herein by reference

(b)	Not applicable

(d)(1)	2007 Equity and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-6 filed with the Securities and Exchange Commission on August 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(2)	Form of Option Agreement under the 2007 Equity and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-1 filed with the Securities and Exchange Commission on June 11, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(3)	Form of Early Exercise Option Agreement under the 2007 Equity and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-2 filed with the Securities and Exchange Commission on July 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(4)	Form of Restricted Stock Unit Agreement under the 2007 Equity and Incentive Plan (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-1 filed with the Securities and Exchange Commission on June 11, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(5)	Amended and Restated Certificate of Incorporation (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-2 filed with the Securities and Exchange Commission on July 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(6)	Amended and Restated Bylaws (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-2 filed with the Securities and Exchange Commission on July 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(7)	2007 Employee Stock Purchase Plan, as amended and restated December 10, 2007 (filed as an exhibit to the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008 (SEC File No. 001-33622) and incorporated herein by reference)

(d)(8)	EMC Corporation 2003 Stock Plan, as amended (filed as an exhibit to the Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission by EMC Corporation on March 11, 2005 (SEC File No. 033-03656) and incorporated herein by reference)

(d)(9)	Form of Stock Option Agreement under the EMC 2003 Stock Plan (filed as an exhibit to the quarterly report on Form 10-Q filed with the Securities and Exchange Commission by EMC Corporation on November 3, 2004 (SEC File No. 033-03656) and incorporated herein by reference)

(d)(10)	Form of Restricted Stock Agreement under the EMC 2003 Stock Plan (filed as an exhibit to the quarterly report on Form 10-Q filed with the Securities and Exchange Commission by EMC Corporation on November 3, 2004 (SEC File No. 033-03656) and incorporated herein by reference)

(d)(11)	Form of Master Transaction Agreement between VMware, Inc. and EMC Corporation (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-2 filed with the Securities and Exchange Commission on July 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(12)	Promissory Note between VMware, Inc. and EMC Corporation dated April 16, 2007 (filed as an exhibit to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 11, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(13)	Class A Common Stock Purchase Agreement between VMware, Inc. and Intel Capital dated July 9, 2007 (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-2 filed with the Securities and Exchange Commission on July 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(14)	Investor Rights Agreement between VMware, Inc. and Intel Capital dated July 9, 2007 (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-2 filed with the Securities and Exchange Commission on July 9, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(15)	Class A Common Stock Purchase Agreement among VMware, Inc., EMC Corporation and Cisco Systems, Inc. dated July 26, 2007 (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-4 filed with the Securities and Exchange Commission on July 27, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(16)	Investor Rights Agreement between VMware, Inc. and Cisco Systems, Inc. dated July 26, 2007 (filed as an exhibit to the Company’s Registration Statement on Form S-1/A-4 filed with the Securities and Exchange Commission on July 27, 2007 (SEC File No. 333-142368) and incorporated herein by reference)

(d)(17)	Letter Agreement between VMware, Inc. and Mark Peek dated June 13, 2007 (filed as an exhibit to the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008 (SEC File No. 001-33622) and incorporated herein by reference)

(d)(18)	Letter Agreement between VMware, Inc. and Dev R. (Richard) Sarwal dated November 29, 2007 (filed as an exhibit to the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008 (SEC File No. 001-33622) and incorporated herein by reference

(g)	Not applicable

(h)	Not applicable